Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2021 RESULTS
Revenue increased 30% to $1.5 billion
Diluted EPS of $1.44, Adjusted EPS of $1.62
Vancouver, British Columbia – December 9, 2021 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the third quarter of fiscal 2021.
Calvin McDonald, Chief Executive Officer, stated: "Our third quarter results demonstrate the ongoing strength of lululemon and the tremendous growth potential of the business in both the near- and long-term. We are pleased with our early holiday season performance and how the lululemon brand continues to resonate in markets around the world. We are energized by the exciting opportunities ahead, and I'm proud of our teams across the globe for their passion and agility – I want to thank everyone for delivering a strong quarter."
The fiscal year ending January 30, 2022 is referred to as "2021" and the fiscal year ended January 31, 2021 is referred to as "2020". The adjusted non-GAAP financial measures below exclude certain costs incurred in connection with the acquisition of MIRROR, and the related tax effects.
For the third quarter of 2021, compared to the third quarter of 2020:
•Net revenue increased 30% to $1.5 billion. On a constant dollar basis, net revenue increased 28%.
–Net revenue increased 28% in North America, and increased 40% internationally.
•Total comparable sales increased 27%, or increased 26% on a constant dollar basis.
–Comparable store sales increased 32%, or increased 31% on a constant dollar basis.
–Direct to consumer net revenue increased 23% to $586.5 million. On a constant dollar basis, direct to consumer net revenue increased 21%.
•Direct to consumer net revenue represented 40.4% of total net revenue compared to 42.8% for the third quarter of 2020.
•Gross profit increased 32% to $829.4 million and gross margin increased 110 basis points to 57.2%.
•Income from operations increased 26% to $257.9 million. Adjusted income from operations increased 32% to $282.1 million.
•Operating margin decreased 50 basis points to 17.8%. Adjusted operating margin increased 30 basis points to 19.4%.
•Income tax expense increased 16% to $70.2 million. The effective tax rate for the third quarter of 2021 was 27.2% compared to 29.7% for the third quarter of 2020. The adjusted effective tax rate was 25.1% for the third quarter of 2021 compared to 28.9% for the third quarter of 2020.
•Diluted earnings per share were $1.44 compared to $1.10 in the third quarter of 2020. Adjusted diluted earnings per share were $1.62 compared to $1.16 in the third quarter of 2020.
•The Company repurchased 0.6 million shares of its own common stock at an average price of $405.87 per share for a total cost of $236.4 million.
•The Company opened 18 net new company-operated stores during the third quarter, ending with 552 stores.

The consolidated statement of operations for the third quarter of 2019 is included in the tables at the end of this release for reference. For the third quarter of 2021, compared to the third quarter of 2019:
•Net revenue increased by $534.3 million, or 58%, representing a two-year compound annual growth rate of 26%.
•Gross margin increased 210 basis points.
•Operating margin decreased 140 basis points. Adjusted operating margin increased 20 basis points.
•Diluted earnings per share were $1.44 compared to $0.96 in the third quarter of 2019. Adjusted diluted earnings per share were $1.62 in the third quarter of 2021.
Meghan Frank, Chief Financial Officer, stated: "Our teams continue to execute at a high level, which has enabled our strong Q3 performance and the upward revision to our guidance. We are pleased with these results given the ongoing, industry-wide supply chain issues we continue to navigate. While there are several large volume weeks ahead of us, we feel well positioned for a strong end to 2021."
Balance sheet highlights
The Company ended the third quarter of 2021 with $1.0 billion in cash and cash equivalents and the capacity under its committed revolving credit facility was $396.9 million. Inventories at the end of the third quarter of 2021 increased 22% to $943.9 million compared to $771.0 million at the end of the third quarter of 2020.
2021 Outlook
For the fourth quarter of 2021, we expect net revenue to be in the range of $2.125 billion to $2.165 billion. Diluted earnings per share are expected to be in the range of $3.24 to $3.31 for the quarter and adjusted diluted earnings per share are expected to be in the range of $3.25 to $3.32.
For 2021, we expect net revenue to be in the range of $6.250 billion to $6.290 billion. Diluted earnings per share are expected to be in the range of $7.38 to $7.45 for the year and adjusted diluted earnings per share are expected to be in the range of $7.69 to $7.76.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and does not incorporate future unknown impacts from the spread of COVID-19. While most of the Company's retail locations are currently open, the Company continues to operate with precautionary measures in place, as appropriate. Further resurgences in COVID-19, including from variants could cause additional restrictions, including temporarily closing all or some of our retail locations again, result in lower consumer demand, and cause further disruption in our supply chain. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 9, 2021, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes and adjusted financial results are non-GAAP financial measures. A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates.
Adjusted income from operations, operating margin, income tax expense, effective tax rates, net income, and diluted earnings per share exclude items related to the MIRROR acquisition. We exclude transaction, integration costs, the gain on lululemon's previous investment in MIRROR, certain acquisition-related compensation costs, and the related income tax effects of these items. The acquisition-related compensation costs include accelerated expenses related to the transition of the former MIRROR Chief Executive Officer to an advisory role. We believe these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in our operating performance, and enable a more consistent comparison to our historical financial information. Further, due to the finite and discrete nature of these costs, we do not consider them to be normal operating expenses that are necessary to operate the MIRROR business and we do not expect them to recur beyond the expiry of the related vesting periods. Management uses these adjusted financial measures and constant currency metrics internally when reviewing and assessing financial performance.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; the current COVID-19 coronavirus pandemic and related government, private sector, and individual consumer responsive actions; its highly competitive market and increasing competition; increasing costs and decreasing selling prices; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; the acceptability of its products to guests; its ability to accurately forecast guest demand for its products; changes in consumer shopping preferences and shifts in distribution channels; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to realize the potential benefits and synergies sought with the acquisition of MIRROR; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; disruptions of its supply chain; its reliance on and limited control over third-party suppliers to provide fabrics for and to produce its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; its ability to safeguard against security breaches with respect to its information technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; global economic and political conditions and global events such as health pandemics; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
Brunswick Group
Eleanor French
1-415-671-7676

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Third Quarter			First Three Quarters
	2021	2020	2019	2021	2020	2019
Net revenue	$1,450,421	$1,117,426	$916,138	$4,127,504	$2,672,330	$2,581,805
Costs of goods sold	621,028	490,072	411,094	1,755,111	1,221,073	1,169,245
Gross profit	829,393	627,354	505,044	2,372,393	1,451,257	1,412,560
As a percent of net revenue	57.2%	56.1%	55.1%	57.5%	54.3%	54.7%
Selling, general and administrative expenses	545,124	411,708	329,208	1,583,075	1,064,172	939,930
As a percent of net revenue	37.6%	36.8%	35.9%	38.4%	39.8%	36.4%
Amortization of intangible assets	2,195	2,195	7	6,585	2,965	7
Acquisition-related expenses	24,127	8,531	—	39,934	22,040	—
Income from operations	257,947	204,920	175,829	742,799	362,080	472,623
As a percent of net revenue	17.8%	18.3%	19.2%	18.0%	13.5%	18.3%
Other income (expense), net	15	(580)	1,925	338	250	6,154
Income before income tax expense	257,962	204,340	177,754	743,137	362,330	478,777
Income tax expense	70,174	60,697	51,772	202,319	103,254	131,202
Net income	$187,788	$143,643	$125,982	$540,818	$259,076	$347,575

Basic earnings per share	$1.45	$1.10	$0.97	$4.16	$1.99	$2.67
Diluted earnings per share	$1.44	$1.10	$0.96	$4.14	$1.98	$2.65
Basic weighted-average shares outstanding	129,684	130,318	130,282	130,019	130,271	130,420
Diluted weighted-average shares outstanding	130,189	130,924	130,805	130,557	130,842	130,975

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	October 31, 2021	January 31, 2021	November 1, 2020
ASSETS
Current assets
Cash and cash equivalents	$993,591	$1,150,517	$481,581
Inventories	943,900	647,230	770,990
Prepaid and receivable income taxes	140,582	139,126	168,272
Other current assets	233,221	187,506	179,970
Total current assets	2,311,294	2,124,379	1,600,813
Property and equipment, net	876,489	745,687	719,880
Right-of-use lease assets	789,381	734,835	714,086
Goodwill and intangible assets, net	460,559	466,957	468,908
Deferred income taxes and other non-current assets	134,284	113,357	124,233
Total assets	$4,572,007	$4,185,215	$3,627,920
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$227,067	$172,246	$160,779
Accrued inventory liabilities	10,038	14,956	10,654
Other accrued liabilities	314,394	211,911	190,366
Accrued compensation and related expenses	181,863	130,171	96,527
Current lease liabilities	175,445	166,091	138,082
Current income taxes payable	43,199	8,357	5,818
Unredeemed gift card liability	137,656	155,848	104,760
Other current liabilities	28,358	23,598	23,892
Total current liabilities	1,118,020	883,178	730,878
Non-current lease liabilities	684,460	632,590	635,386
Non-current income taxes payable	38,073	43,150	43,150
Deferred income tax liability	60,374	58,755	47,199
Other non-current liabilities	12,625	8,976	8,354
Stockholders' equity	2,658,455	2,558,566	2,162,953
Total liabilities and stockholders' equity	$4,572,007	$4,185,215	$3,627,920

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	First Three Quarters
	2021	2020
Cash flows from operating activities
Net income	$540,818	$259,076
Adjustments to reconcile net income to net cash provided by operating activities	117,306	(173,672)
Net cash provided by operating activities	658,124	85,404
Net cash used in investing activities	(313,438)	(616,544)
Net cash used in financing activities	(523,197)	(81,404)
Effect of foreign currency exchange rate changes on cash	21,585	620
Decrease in cash and cash equivalents	(156,926)	(611,924)
Cash and cash equivalents, beginning of period	1,150,517	1,093,505
Cash and cash equivalents, end of period	$993,591	$481,581

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue
The below changes show the change for the third quarter of 2021 compared to the third quarter of 2020.

	Net Revenue	Total Comparable Sales[1,2]	Comparable Store Sales[2]	Direct to Consumer Net Revenue
Change	30%	27%	32%	23%
Adjustments due to foreign currency exchange rate changes	(2)	(1)	(1)	(2)
Change in constant dollars	28%	26%	31%	21%
__________
(1)Total comparable sales includes comparable store sales and direct to consumer net revenue.
(2)Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable store sales exclude sales from stores which have been temporarily relocated for renovations or have been temporarily closed.

Adjusted financial measures
The following tables reconcile adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to the acquisition of MIRROR, including accelerated expenses related to the transition of the former MIRROR Chief Executive Officer to an advisory role, and its related tax effects. Please refer to Note 3. Acquisition included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about December 9, 2021 for further information on these adjustments.

	Third Quarter 2021
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$257,947	17.8%	$70,174	27.2%	$187,788	$1.44
Transaction and integration costs	328	—			328	—
Acquisition-related compensation	23,799	1.6			23,799	0.18
Tax effect of the above			611	(2.1)	(611)	—
Adjusted results (non-GAAP)	$282,074	19.4%	$70,785	25.1%	$211,304	$1.62

	First Three Quarters 2021
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$742,799	18.0%	$202,319	27.2%	$540,818	$4.14
Transaction and integration costs	1,859	—			1,859	0.02
Acquisition-related compensation	38,075	1.0			38,075	0.29
Tax effect of the above			1,417	(1.2)	(1,417)	(0.01)
Adjusted results (non-GAAP)	$782,733	19.0%	$203,736	26.0%	$579,335	$4.44

	Third Quarter 2020
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$204,920	18.3%	$60,697	29.7%	$143,643	$1.10
Transaction and integration costs	1,017	0.1			1,017	0.01
Acquisition-related compensation	7,514	0.7			7,514	0.06
Tax effect of the above			896	(0.8)	(896)	(0.01)
Adjusted results (non-GAAP)	$213,451	19.1%	$61,593	28.9%	$151,278	$1.16

	First Three Quarters 2020
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$362,080	13.5%	$103,254	28.5%	$259,076	$1.98
Transaction and integration costs	10,263	0.4			10,263	0.08
Gain on existing investment	(782)	—			(782)	(0.01)
Acquisition-related compensation	12,559	0.5			12,559	0.10
Tax effect of the above			2,862	(0.9)	(2,862)	(0.02)
Adjusted results (non-GAAP)	$384,120	14.4%	$106,117	27.6%	$278,254	$2.13

Expected adjusted earnings per share

	Fourth Quarter Fiscal 2021	Fiscal 2021
Expected diluted earnings per share range	$3.24 to $3.31	$7.38 to $7.45
MIRROR integration and acquisition-related costs, net of tax	$0.01	$0.31
Expected adjusted earnings per share range (non-GAAP)	$3.25 to $3.32	$7.69 to $7.76

lululemon athletica inc.
Company-operated Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
4th Quarter 2020	515	8	2	521
1st Quarter 2021	521	3	1	523
2nd Quarter 2021	523	11	—	534
3rd Quarter 2021	534	19	1	552

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2]	Total Gross Square Feet at the End of the Quarter
4th Quarter 2020	1,808	55	5	1,858
1st Quarter 2021	1,858	12	8	1,862
2nd Quarter 2021	1,862	43	—	1,905
3rd Quarter 2021	1,905	97	—	2,002
 __________
1Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.